                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement     [_] Confidential for Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         MCNAUGHTON APPAREL GROUP INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

       [X]  No fee required.

       [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1)       Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
       (2)       Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------
       (4)       Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------
       (5)       Total fee paid:
--------------------------------------------------------------------------------
       [_]       Fee paid previously with preliminary materials:
--------------------------------------------------------------------------------
       [_]       Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identifying the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)       Amount previously paid
--------------------------------------------------------------------------------
       (2)       Form, Schedule or Registration Statement no.:
--------------------------------------------------------------------------------
       (3)       Filing Party:
--------------------------------------------------------------------------------
       (4)       Date Filed:
--------------------------------------------------------------------------------

                         MCNAUGHTON APPAREL GROUP INC.

                             ____________________

                   Notice of Annual Meeting of Stockholders
                           to be held March 15, 1999
                             ____________________

                                              New York, New York
                                              February 22, 1999

To the Holders of Common Stock
 of MCNAUGHTON APPAREL GROUP INC.:

     The Annual Meeting of the Stockholders of MCNAUGHTON APPAREL GROUP INC. (formerly Norton McNaughton, Inc., the "Company") will be held at the Company's Showroom at 1407 Broadway, 26th Floor, New York, New York on Monday, March 15, 1999 at 9:00 a.m. local time (the "Meeting") for the following purposes, as more fully described in the accompanying Proxy Statement:

     1.  To elect seven directors of the Company for the ensuing year;

     2. To consider and take action upon a proposal to ratify the Board of Directors' selection of Ernst & Young LLP to serve as the Company's independent accountants for the Company's fiscal year ending November 6, 1999; and

     3. To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

     The close of business on February 8, 1999 has been fixed by the Board of Directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Meeting. A list of the stockholders entitled to vote at the Meeting may be examined at the Company's executive offices located at 463 Seventh Avenue, New York, New York, during the ten-day period preceding the Meeting.

                                    By Order of the Board of Directors,

                                    Amanda J. Bokman, Secretary

     You are cordially invited to attend the Meeting in person. If you do not expect to be present, please mark, sign and date the enclosed form of Proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that your vote can be recorded.

                                PROXY STATEMENT

     This Proxy Statement, which will be mailed commencing on or about February 22, 1999 to the persons entitled to receive the accompanying Notice of Annual Meeting of Stockholders, is provided in connection with the solicitation of Proxies on behalf of the Board of Directors of McNaughton Apparel Group Inc. (formerly Norton McNaughton, Inc., the "Company") for use at the Annual Meeting of Stockholders, to be held on March 15, 1999 (the "Meeting"), and at any adjournment or adjournments thereof, for the purposes set forth in such Notice. The Company's executive offices are located at 463 Seventh Avenue, New York, New York 10018.

     At the close of business on February 8, 1999, the record date stated in the accompanying Notice, the Company had outstanding 7,428,435 shares of common stock, $.01 par value (the "Common Stock"). Each outstanding share is entitled to one vote with respect to each matter to be voted on at the Meeting. The Company has no class or series of stock outstanding other than the Common Stock. A majority of the outstanding shares of Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the Meeting.

     Directors are elected by plurality vote. Adoption of proposal 2 will require the affirmative vote of a majority of the shares of Common Stock present and entitled to vote thereon at the Meeting. Abstentions and broker non-votes (as hereinafter defined) will be counted as present for the purpose of determining the presence of a quorum. For the purpose of determining the vote required for approval of matters to be voted on at the Meeting, shares held by stockholders who abstain from voting will be treated as being "present" and "entitled to vote" on the matter and, thus, an abstention has the same legal effect as a vote against the matter. However, in the case of a broker non-vote or where a stockholder withholds authority from his proxy to vote the proxy as to a particular matter, such shares will not be treated as "present" and "entitled to vote" on the matter and, thus, a broker non-vote or the withholding of a proxy's authority will have no effect on the outcome of the vote on the matter. A "broker non-vote" refers to shares of Common Stock represented at the Meeting in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owners or person entitled to vote and (ii) the broker or nominee does not have discretionary voting power on such matter.

Information Concerning Certain Stockholders
-------------------------------------------

          The stockholders (including any "group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), who, to the knowledge of the Board of Directors of the Company, owned beneficially more than five percent of the Common Stock as of February 1, 1999, each director, each nominee for director, each executive officer of the Company named in the Summary Compensation Table who owned beneficially shares of Common Stock as of such date, and all directors, nominees for director and executive officers as a group, and their respective shareholdings as of such date (based upon information obtained from such persons) are set forth in the following table. Except as indicated in the footnotes to the table, all of such shares are owned with sole voting and investment power.



                                                           Shares of Common
                                                             Stock Owned               Percent
Name                                                         Beneficially              Of Class
----                                                      -----------------            --------
Merrill Lynch & Co., Inc.                                   700,500(1)                   9.43%
Norton Sperling                                             696,516(2)                   9.33%
Jay Greenberg                                               561,717(3)                   7.56%
Mutual Management Corp.                                     513,000(4)                   6.91%
Brinson Partners, Inc.                                      512,900(5)                   6.90%
Lighthouse Capital Management, Inc.                         499,650(6)                   6.73%
Dimensional Fund Advisors Inc.                              498,900(7)                   6.72%

Sanford Greenberg                                           815,617(8)                  10.92%
Peter Boneparth                                             392,600(9)                   5.04%
Stuart Bregman                                              190,000(10)                  2.49%
David M. Blumberg                                            54,500(11)                    *
Howard Greenberg                                             40,422(12)                    *
Jerald S. Politzer                                           37,500(13)                    *
Amanda J. Bokman                                             28,667(14)                    *
Bradley P. Cost                                              27,500(15)                    *
Robert C. Siegel                                              8,000                        *
Ben Mayo                                                         --                        --
All Directors, Nominees and Executive Officers as a
 Group (ten persons)                                      1,594,806(16)                 19.51%

_____________________

*    Less than 1%.

(1) Information as to the holdings of Merrill Lynch & Co., Inc ("MLC"), on behalf of Merrill Lynch Asset Management Group ("AMG"), and Merrill Lynch Special Value Fund, Inc. ("SVF") is based upon a report on Schedule 13G filed with the Securities and Exchange

     Commission on February 4, 1999. Such report indicates that MLC, on behalf of AMG owns 700,500 shares with shared voting power and shared dispositive power and SVF owns 700,500 shares with shared voting power and shared dispositive power. Such report indicates that MLC is a parent holding company as defined in the Securities Exchange Act of 1934, as amended, AMG is an operational division of MLC consisting of MLC's indirectly owned asset management subsidiaries and SVF is an investment adviser registered under the Investment Advisers Act of 1940. MLC disclaims any beneficial ownership interest in such shares. The address for MLC is 250 Vesey Street, New York, New York 10381, and the address for SVF is 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

(2) Includes 35,000 shares issuable upon exercise of currently exercisable non-qualified stock options held by Mr. Sperling. The address for Mr. Sperling is 1025 Seawane Drive, Hewlett Harbor, New York 11557.

(3) The address for Mr. J. Greenberg 300 S.E. 5th Avenue, Apt. 7070, Boca Raton, Florida 33432.

(4) Information as to the holdings of Mutual Management Corp. ("MMC"), Salomon Smith Barney Holdings Inc. ("SSBH") and Travelers Group Inc. ("TG") is based upon a report on Schedule 13G filed with the Securities and Exchange Commission. Such report indicates that MMC owns 513,000 shares with shared voting power and shared dispositive power, SSBH owns 513,000 shares with shared voting power and shared dispositive power and TG owns 513,000 shares with shared voting power and shared dispositive power. Such report indicates that SSBH and TG are parent holding companies as defined in the Securities Exchange Act of 1934, as amended, and MMC, SSBH and TG are investment advisers registered under the Investment Advisers Act of 1940. TG and SSBH disclaim any beneficial ownership interest in such shares. The address for MMC, SSBH and TG is 388 Greenwich Street, New York, New York 10013.

(5) Information as to the holdings of Brinson Partners, Inc. ("BPI"), Brinson Holdings, Inc. ("BH"), SBC Holding (USA), Inc. ("SBC Holding") and Swiss Bank Corporation ("Swiss Bank") is based upon a report on Schedule 13G filed with the Securities and Exchange Commission. Such report indicates that each of BPI, BH, SBC Holding and Swiss Bank owns 512,900 shares with shared voting power and shared dispositive power. Such report indicates that BPI is an investment adviser registered under the Investment Advisers Act of 1940 and BH, SBC Holding and Swiss Bank are parent holding companies as defined in the Securities Exchange Act of 1934, as amended. The address for BPI and BH is 209 South LaSalle, Chicago, Illinois 60604. The address for SBC Holding is 222 Broadway, New York, New York 10038. The address for Swiss Bank is Aeschenplatz 6 CH-4002, Basel, Switzerland.

(6) Information as to the holdings of Lighthouse Capital Management, Inc. ("Lighthouse") and its affiliates is based upon a report on Schedule 13G filed with the Securities and Exchange Commission. Such report indicates that 499,650 shares are owned by Lighthouse and its affiliates with sole voting power and sole dispositive power. Such report indicates that Lighthouse is an investment adviser registered under the Investment

     Advisers Act of 1940. The address for Lighthouse is 10000 Memorial Drive, Suite 660, Houston, Texas 77024.

(7) Information as to the holdings of Dimensional Fund Advisors Inc. ("DFA") and its affiliates is based upon a report on Schedule 13G filed with the Securities and Exchange Commission. Such report indicates that 498,900 shares are owned by DFA and its affiliates with sole voting power and sole dispositive power (of which shares an aggregate of 174,300 are voted by officers of DFA in their capacities as officers of affiliates of DFA). Such report indicates that DFA is an investment adviser registered under the Investment Advisers Act of 1940. The address for DFA is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(8) Includes 40,000 shares issuable upon exercise of currently exercisable non-qualified stock options held by Mr. S. Greenberg.

(9) Includes 357,500 shares issuable upon exercise of currently exercisable non-qualified stock options held by Mr. Boneparth.

(10) Consists of 190,000 shares issuable upon exercise of currently exercisable non-qualified stock options held by Mr. Bregman.

(11) Includes 47,500 shares issuable upon exercise of currently exercisable non-qualified stock options held by Mr. Blumberg.

(12) Includes 20,667 shares issuable upon exercise of currently exercisable non-qualified stock options held by Mr. H. Greenberg.

(13) Consists of 37,500 shares issuable upon exercise of currently exercisable non-qualified stock options held by Mr. Politzer.

(14) Consists of 28,667 shares issuable upon exercise of currently exercisable non-qualified stock options held by Ms. Bokman.

(15) Includes 22,500 shares issuable upon exercise of currently exercisable non-qualified stock options held by Mr. Cost.

(16) Includes for all Directors, Nominees and Executive Officers an aggregate of 744,334 shares issuable upon exercise of currently exercisable non-qualified stock options.

     To the Company's knowledge, there have been no significant changes in stock ownership or control of the Company since February 1, 1999. The address for all directors, nominees for director and executive officers of the Company is c/o McNaughton Apparel Group Inc., 463 Seventh Avenue, New York, New York 10018.

I.      ELECTION OF DIRECTORS

          Seven directors are to be elected at the Meeting. It is the intention of each of the persons named in the accompanying form of Proxy to vote the shares of Common Stock represented thereby in favor of the seven nominees listed below, unless otherwise instructed in such Proxy. Each of the nominees, other than Messrs. Mayo and Siegel, is presently serving as a director. In case any nominee is unable or declines to serve, such persons reserve the right to vote the shares of Common Stock represented by such Proxy for another person duly nominated by the Board of Directors in such nominee's stead or, if no other person is so nominated, to vote such shares only for the remaining nominees.
The Board of Directors has no reason to believe that any nominee named will be unable or will decline to serve.

          Certain information concerning the nominees for election as directors of the Company is set forth below. Such information was furnished by them to the Company.

     SANFORD GREENBERG, age 58, has been Chairman of the Board, Chief Executive Officer and a director of the Company since its founding in 1981.

     PETER BONEPARTH, age 39, has been President and Chief Operating Officer of the Company since April 1997. Prior to that time, Mr. Boneparth was Executive Vice President and Senior Managing Director of Investment Banking for Rodman & Renshaw, Inc., an investment banking firm, from March 1995 to April 1997, and Managing Director of Investment Banking for Mabon Securities Corp., a financial services firm, from May 1989 to March 1995. Mr. Boneparth has been a director of the Company since March 1997.

     AMANDA J. BOKMAN, age 35, has been Vice President and Chief Financial Officer of the Company since June 1992, Secretary since March 1995, Treasurer since February 1996 and a director since January 1994. From 1987 to 1992, Ms. Bokman was employed by Tishman Speyer Properties as an associate in acquisitions and finance. From 1985 to 1987, Ms. Bokman was an audit professional with Arthur Andersen, LLP.

     STUART BREGMAN, age 61, has been Chief Executive Officer of Miss Erika, Inc., a wholly owned subsidiary of the Company, since October 1997. Mr. Bregman served as Chairman of the Board and Chief Executive Officer of Miss Erika, Inc. prior to its acquisition by the Company since January 1991 and as President since January 1978. Mr. Bregman has been a director of the Company since October 1997.

     BRADLEY P. COST, age 45, has been a partner in the law firm of Haythe & Curley, New York, New York, since January 1988. Mr. Cost has been a director of the Company since December 1995.

     BEN MAYO, age 66, has been a consultant to misses and junior apparel companies since May 1996. From 1977 to 1996, Mr. Mayo was employed by the Corporate Division of May Department Stores and from 1985 to 1996, served as Senior Vice President and General Merchandise Manager of Women's Sportswear. From 1956 to 1977, Mr. Mayo served in a variety of merchandising and management positions with various department and retail stores.

     ROBERT C. SIEGEL, age 62, has been the principal of Siegel Associates, a consultant for the apparel, footwear and retail industries, since December 1998. From December 1993 to December 1998, Mr. Siegel served as Chairman of the Board, President and Chief Executive Officer of The Stride Rite Corporation. Previously, Mr. Siegel was President of the Dockers and Menswear divisions of Levi Strauss & Co., an apparel manufacturer and distributor, from 1964 to 1993. Mr. Siegel is a director of The Bon Ton Stores and Joe Boxer Corporation.

          David M. Blumberg and Jerald S. Politzer opted not to stand for election as directors of the Company in order to devote more time to their other respective business interests.

Meetings and Committees of the Board of Directors
-------------------------------------------------

          During the past fiscal year, the Board of Directors of the Company met seven times, including one time by written consent. Each of the persons named above who were directors during fiscal 1998 attended at least 75% of the meetings of the Board of Directors and meetings of any Committees of the Board of Directors on which such person served which were held during the time that such person served.

          The Board of Directors of the Company has three standing committees: a Compensation Committee whose members during the fiscal year ended October 31, 1998 were Messrs. Blumberg, Cost and Politzer; a Stock Option Committee whose members during the fiscal year ended October 31, 1998 were Messrs. Blumberg, Politzer and Boneparth; and an Audit Committee whose members during the fiscal year ended October 31, 1998 were Messrs. Blumberg, Cost and Politzer. The Company does not have a Nominating Committee and has established no procedures whereby nominees for directors may be recommended by stockholders.

          The Compensation Committee reviews and recommends remuneration arrangements for executive officers and for members of the Board of Directors and adopts compensation plans in which officers and directors are eligible to participate. The Stock Option Committee grants stock options under the Company's stock option plans and administers the Company's 1994 Stock Purchase Plan. The Audit Committee reviews the Company's internal accounting procedures and will consult with, and review the services provided by, the Company's independent auditors. The Compensation Committee met one time, the Audit Committee met one time and the Stock Option Committee met one time by unanimous written consent during the fiscal year ended October 31, 1998.

          Mr. H. Greenberg is the son of Mr. S. Greenberg.

Executive Compensation

          The following table sets forth information concerning the compensation paid or awarded to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for the fiscal years ended October 31, 1998, November 1, 1997 and November 2, 1996:

                           SUMMARY COMPENSATION TABLE

                                                          Annual Compensation
        Name and Principal                  Fiscal        -------------------           All Other
             Position                        Year         Salary        Bonus         Compensation
             --------                        ----         ------        -----         ------------
Sanford Greenberg....................        1998       $  758,000(1)  $   --         $  45,668(2)
Chairman of the Board and CEO                1997          898,693(1)      --            53,488(2)
                                             1996          872,693(1)      --            49,109(2)
Peter Boneparth......................        1998       $  500,000     $   --         $      --
President and COO                            1997          250,000(3)      --           250,000(4)
                                             1996               --         --                --
Stuart Bregman.......................        1998       $  429,500     $658,749(5)    $      --
President of Miss Erika, Inc.                1997           36,708(6)      --                --
                                             1996               --         --                --
Howard Greenberg.....................        1998       $  320,000     $   --         $      --
Vice President                               1997          447,287         --                --
                                             1996          446,674         --                --
Amanda J. Bokman.....................        1998       $  300,514     $   --         $      --
Vice President,                              1997          293,842         --                --
Chief Financial Officer,                     1996          291,563         --                --
Secretary and Treasurer

_____________________

(1) Amount includes a bonus paid in connection with Mr. S. Greenberg's agreement to extend the term of his employment agreement with the Company. See "Employment Agreements" below.

(2) Amount includes the current dollar value of the benefit to such executive officer of premiums paid by the Company with respect to the split-dollar insurance arrangement, which benefit was determined by calculating the time value of money (using the applicable federal rate) of the premiums paid by the Company in the fiscal years ended October 31, 1998, November 1, 1997 and November 2, 1996 for the period from the date on which premiums were paid until March 2015 (which is the earliest date on which the split-dollar arrangement could terminate and premiums paid could be refunded to the Company).

(3) Represents salary for the fiscal year ended November 1, 1997 from the commencement of Mr. Boneparth's employment agreement on April 30, 1997.

(4) Signing bonus paid to Mr. Boneparth in connection with the execution of his employment agreement with the Company. See "Employment Agreements" below.

(5) Bonus paid pursuant to Mr. Bregman's employment agreement with Miss Erika. See "Employment Agreements" below.

(6) Represents salary for the fiscal year ended November 1, 1997 from the commencement of Mr. Bregman's employment agreement on September 30, 1997.

          The following table sets forth the grants of stock options to the executive officers named in the Summary Compensation Table during the fiscal year ended October 31, 1998. The amounts shown for each of the named executive officers as grant date values are determined by the Black Scholes option pricing model. Actual gains, if any, on option exercises and holdings of Common Stock are dependent on the future performance of the Common Stock and overall stock market conditions.

                       STOCK OPTION GRANTS IN FISCAL 1998

                               % of Total Options
                                   Granted To        Exercise of                     Grant
                    Options       Employees in       Base Price     Expiration    Date Present
      Name          Granted        Fiscal 1998         ($/Sh)          Date       Value ($)(1)
    -------         -------    ------------------    -----------    ----------    ------------
Stuart Bregman     140,000(2)        13.81%            $3.625        10/30/08        $2.227

_____________________

(1) The Company used the Black-Scholes option pricing model in determining grant date present value. However, options will have no realizable value unless, and then only to the extent that, the Common Stock price appreciates from the grant date to the exercise date. The following key assumptions used in the valuation are based upon historical experience and are not a forecast of future stock price performance or volatility or of future dividend policy:

          Grant Date:  October 30, 1998
          Dividend Yield:  N/A
          Volatility: 0.56
          Average Risk-Free Rate of Return: 4.788%
          Expected Exercise Period: Seven years

(2) Options granted under the ME Acquisition Corp. Bonus Plan For Senior Executives pursuant to the terms of Mr. Bregman's employment agreement. See "Employment Agreements" below.

          The following table sets forth the number and value of options and warrants held by the executive officers of the Company named in the Summary Compensation Table at October 31, 1998. None of such executive officers exercised options or warrants during the fiscal year ended October 31, 1998.

                   FISCAL YEAR END OPTION AND WARRANT VALUES

                                                                        Value of Unexercised In-the-Money Options
                       Number of Unexercised Options and Warrants            and Warrants at 1998 Fiscal Year
                         at 1998 Fiscal Year Fiscal Year End(#)                         End ($)(1)
                       ------------------------------------------       -----------------------------------------
        Name           Exercisable                  Unexercisable       Exercisable                 Unexercisable
        ----           -----------                  -------------       -----------                 -------------
Sanford Greenberg         32,500                         7,500              (2)                          (2)
Peter Boneparth          105,000                       605,000              (2)                          (2)
Stuart Bregman           190,000                            --              (2)                          (2)
Howard Greenberg          20,667                        29,333              (2)                          (2)
Amanda J. Bokman          28,667                        71,333              (2)                          (2)

_____________________

(1) In-the-money options and warrants are those where the fair market value of the underlying Common Stock exceeds the exercise price of the option or warrant. The value of in-the-money options and warrants is determined in accordance with regulations of the Securities and Exchange Commission by subtracting the aggregate exercise price of the option or warrant from the aggregate year-end value of the underlying Common Stock.

(2) These options were not in-the-money as of October 31, 1998, as the fair market value of the Common Stock was at or below the exercise price.

Compensation of Directors

          The Company's policy is to pay directors who are not employees of the Company an annual fee of $20,000, payable quarterly, and to reimburse each such director for out-of-pocket expenses incurred in attending meetings of the Board of Directors and committees of the Board. In addition, on April 15th of each year, each non-employee director receives 5,000 ten-year options to purchase Common Stock under the Company's Stock Option Plan for Non-Employee Directors. These options have an exercise price of the fair market value of the Common Stock on the date of grant and are exerciseable in cumulative annual installments of 50% of the shares covered thereby beginning one year from the date of grant.

Employment Agreements

          Norton McNaughton of Squire, Inc., a wholly owned subsidiary of the Company ("Squire"), has Employment Agreements with Sanford Greenberg, Peter Boneparth, Howard Greenberg and Amanda J. Bokman and one other officer of Squire. Miss Erika, Inc., a wholly owned subsidiary of the Company ("Miss Erika"), has employment agreements with

Stuart Bregman and Howard Zwilling and four other officers of Miss Erika. Jeri-Jo Knitwear, Inc., a wholly owned subsidiary of the Company ("Jeri-Jo"), has employment agreements with Susan Schneider, Leslie Schneider and Scott Schneider.

          Effective November 4, 1995, Squire entered into an Amended and Restated Employment Agreement with Mr. S. Greenberg, the Company's Chairman of the Board and Chief Executive Officer. The Amended and Restated Employment Agreement terminates on November 5, 1999 and provides that Mr. S. Greenberg will receive a base salary of $750,000 and is eligible to receive annual bonuses as determined by the Compensation Committee of the Board of Directors. In addition, the Amended and Restated Employment Agreement provides for an extension bonus of approximately $600,000 payable in monthly increments over the term of the Agreement.

          On November 16, 1998, Squire entered into an Agreement with Mr. S. Greenberg, whereby, in the event that on or prior to November 5, 1999 Squire has not offered to extend the term of the Amended and Restated Employment Agreement for at least one year and otherwise on the terms and conditions set forth therein as then in effect, Squire has agreed to retain Mr. S. Greenberg to provide consulting and advisory services on a project-by-project basis during the period commencing on November 6, 1999 and terminating on October 31, 2001. Under this Agreement, if it were to become effective, Mr. S. Greenberg would be entitled to receive consulting fees of (i) $74,891.08 per month or (ii) the compensation rate per month in effect at the end of the term of the Amended and Restated Employment Agreement if it shall have been amended prior to November 5, 1999. Pursuant to this Agreement, if it were to become effective, Squire has also agreed to (i) provide Mr. S. Greenberg and his dependents medical insurance until his death, (ii) continue the payment of premiums on Mr. S. Greenberg's life insurance policy until his death and (iii) continue the payment of premiums on Mr. S. Greenberg's Split-Dollar Insurance policy until the payment of the twentieth annual premium. In addition, pursuant to this Agreement, Mr. S. Greenberg agreed to reduce the aggregate monthly payments of salary and extension bonus payable under the Amended and Restated Employment Agreement from $74,891.08 to $62,833.33.

          Effective April 30, 1997, Squire entered into an Employment Agreement with Mr. Boneparth to serve as the President and Chief Operating Officer of the Company, providing for a base salary of $500,000 per annum and a signing bonus of $250,000. The Employment Agreement terminates on November 4, 2000. As provided in the Employment Agreement, the Company granted options to Mr. Boneparth to purchase an aggregate of 700,000 shares of Common Stock at an exercise price of $5.50 per share, which was the fair market value of the Common Stock on the date of grant. These options vest over the term of the Employment Agreement, with an acceleration of the vesting if certain target stock prices are attained. Under the Employment Agreement, 100,000 options vested on April 30, 1997; an additional 250,000 options vested on December 10, 1998; an additional 250,000 options are to vest on the earlier to occur of (i) December 10, 1999 or (ii) the date on which the Company's stock price equals or exceeds $13.00 per share for 20 consecutive trading days; and the remaining 100,000 options are to vest on the earlier to occur of (i) November 4, 2000 or (ii) the date on which the Company's stock price equals or exceeds $20.00 per share for 20 consecutive trading days. The Employment Agreement also provides that in the event of a change in control involving the Company, all outstanding options will become vested and exercisable in full.

          Squire is a party to Employment Agreements with each of Ms. Bokman and Mr. H. Greenberg, Chief Financial Officer, Vice President, Secretary and Treasurer, and Vice President, of the Company, respectively. The Employment Agreements were amended on October 22, 1997 to extend the respective termination dates from November 4, 1997 to November 6, 1999 and to provide that Ms. Bokman and Mr. H. Greenberg will receive annual base salaries of $300,000 and $320,000, respectively. Under the terms of their Employment Agreements, both Ms. Bokman and Mr. H. Greenberg will be eligible to receive annual bonuses as determined by the Compensation Committee of the Board of Directors.

          All of the above Employment Agreements provide for participation in all employee benefit plans and programs offered by the Company to employees of comparable seniority, including any bonus plan. The Employment Agreements provide that if the employee dies, becomes disabled (i.e., unable to perform his or her normal duties for a cumulative period of six months in any consecutive 12-month period), or is terminated by Squire for "due cause," Squire will pay to such employee or the employee's legal representative the base salary (and, in the case of Mr. S. Greenberg, the unpaid portion of the extension bonus) and, except in the case of termination for due cause, to the extent approved by the Compensation Committee of the Board of Directors, bonus amounts, in all cases, accrued and unpaid to the date of such death, disability or termination. If Squire terminates the employee's employment without due cause, it will be required to pay salary and bonuses until the earlier to occur of the expiration date of the Employment Agreement or the death of the employee. Pursuant to the Employment Agreements, each executive officer has agreed that he or she will not compete with the Company so long as he or she is employed by Squire and for a period ranging from six months to three years thereafter, depending upon the circumstances.

          Effective October 1, 1997, in connection with the acquisition of Miss Erika, Miss Erika entered into Employment Agreements with Mr. Stuart Bregman (Chief Executive Officer of Miss Erika) and Mr. Howard Zwilling (President of Miss Erika), providing for base salaries of $425,000 and $425,000, respectively, per annum subject to increase if certain earnings targets are achieved for any fiscal year during the term of the Employment Agreements. The Employment Agreements terminate on November 6, 1999 if certain earnings targets, averaged during fiscal years 1998 and 1999, are not achieved, or, if these averaged earnings targets are achieved, on October 31, 2001. In addition, the Employment Agreements provide for the participation of Messrs. Bregman and Zwilling in the Miss Erika Bonus Plan (as defined below) in effect during the term of the Employment Agreements. As provided in the Employment Agreements, the Company has granted to each of Messrs. Bregman and Zwilling currently exercisable options to purchase an aggregate of 50,000 shares of Common Stock of the Company at an exercise price of $5.44 per share, which was the fair market value of the Common Stock on the date of grant. In accordance with the terms of Mr. Bregman's Employment Agreement, during the fiscal year ended October 31, 1998, Miss Erika paid to Mr. Bregman a salary of $429,500 and a bonus of $658,749. In accordance with the terms of Mr. Zwilling's Employment Agreement, during the fiscal year ended October 31, 1998, Miss Erika paid to Mr. Zwilling a salary of $429,500 and a bonus of $658,749. See "Executive Compensation" above.

          The Employment Agreements of Messrs. Bregman and Zwilling provide for participation in all employee benefit plans and programs offered by the Company to employees of comparable seniority. The Employment Agreements provide that if the employee dies, becomes disabled (i.e., unable to perform his normal duties for a cumulative period of six months in any consecutive 12-month period), or is terminated by Miss Erika for "due cause," Miss Erika will pay to such employee or the employee's legal representative the base salary and, except in the case of termination for due cause, to the extent approved by the Compensation Committee of the Board of Directors, bonus amounts, in all cases, accrued and unpaid to the date of such death or disability. If Miss Erika terminates the employee's employment without due cause, it will be required to pay salary and bonuses during the period ending one year following the end of the then current term of the Employment Agreement. Pursuant to the Employment Agreements, each of Messrs. Bregman and Zwilling has agreed that he will not compete with the Company so long as he is employed by Miss Erika and for a period ranging from one year to one year plus the unexpired term of the Employment Agreement, depending upon the circumstances.

          Miss Erika maintains a senior executive bonus plan (the "Miss Erika Bonus Plan") for Messrs. Bregman, Zwilling and other officers of Miss Erika. The Miss Erika Bonus Plan provides for the establishment of an annual cash Bonus Pool in the event that certain annual earnings targets have been attained by Miss Erika. In addition, the Miss Erika Bonus Plan provides for the establishment of an annual Option Pool of options to purchase an aggregate of 28,000 shares of Common Stock for each $500,000 earned by Miss Erika in excess of an annual earnings target. Each participant in the Miss Erika Bonus Plan is allocated a percentage of the Bonus Pool and Option Pool pursuant to that participant's Employment Agreement. During the fiscal year ended October 31, 1998, Messrs. Bregman and Zwilling were allocated a cash bonus of $658,749 and $658,749, respectively, and stock options to purchase an aggregate of 140,000 and 140,000 shares of Common Stock, respectively, at an exercise price per share of $3.625, the fair market value on the date of grant.

          In June 1998, in connection with the acquisition of Jeri-Jo, Jeri-Jo entered into Employment Agreements with Susan Schneider and Leslie Schneider, each to serve as Co-Chief Executive Officer and Co-President, and Scott Schneider to serve as Executive Vice President of Jeri-Jo, and providing for base salaries of $400,000, $400,000 and $250,000, respectively, per annum. The Employment Agreements will terminate in June 2000. As provided in the Employment Agreements, the Company granted to these executives ten-year options to purchase an aggregate of 546,429 shares of Common Stock at an exercise price equal to $6.38 per share. These options are currently exercisable with respect to 100,000 of such options and will become exercisable upon the earlier of (i) the date which is nine years and six months from the date of grant and (ii) (A) with respect to 350,000 of such options, the date of delivery of a statement of operations of Jeri-Jo for the twelve-month period ending June 30, 1999, which statement of operations indicates that Jeri-Jo has achieved an EBITDA (as defined in the Employment Agreements) of at least $11.0 million for such twelve-month period and (B) with respect to 96,429 of such options, the date of delivery of a statement of operations of Jeri-Jo for the twelve-month period ending June 30, 1999, which statement of operations indicates that Jeri-Jo has achieved an EBITDA (as defined in the Employment Agreements) of at least $15.0 million for such twelve-month period. The Employment Agreements provide for the grant of options to purchase an aggregate of 50,000 shares of Common Stock in the event that EBITDA (as defined in the Jeri-Jo purchase agreement) attained by Jeri-Jo in either of the first two years following June 1998 is equal to or in excess of $17.0 million and an aggregate of 30,000 shares of Common Stock for each $1.0 million of EBITDA in excess of $17.0 million attained by Jeri-Jo in either of the first two years following June 1998. Additionally, the Employment Agreements provide for participation in all employee benefit plans and programs offered by the Company to employees of comparable seniority. The Employment Agreements also provide that if the employee dies, becomes disabled (i.e., unable to perform his or her normal duties for a cumulative period of six months in any consecutive 12-month period), or is terminated by Jeri-Jo for "due cause," Jeri-Jo will pay to such employee or the employee's legal representative the base salary and, except in the case of termination for due cause, a pro rata bonus amount and bonus options. If Jeri-Jo terminates the employee's employment without due cause, it will be required to continue to pay salary until the expiration date of the Employment Agreement. Pursuant to the Employment Agreements, each executive officer agrees that she or he will not compete with the Company so long as she or he is employed by Jeri-Jo and for a period of two years thereafter.

          Jeri-Jo maintains a key-executive option plan (the "Jeri-Jo Bonus Plan"). Under the Jeri-Jo Bonus Plan options to purchase an aggregate of 50,000 shares of Common Stock have been granted to executive employees of Jeri-Jo. In addition, in keeping with historical practices, Jeri-Jo will continue to provide for a cash bonus pool for its key executives and employees. Additionally, all employees of Jeri-Jo will be eligible to participate in the Company's stock option plans and stock purchase plans. The number of options awarded to any employee in any year will be determined upon the recommendation of the senior management of Jeri-Jo, subject to the approval of the Stock Option Committee of the Board of Directors of the Company. Any options recommended to be awarded to Jeri-Jo employees in any year, will be based upon a percentage of operating income contributed by Jeri-Jo to the consolidated operating income of the Company for such fiscal year.

Compensation Committee Interlocks
and Insider Participation
---------------------------------

          The Compensation Committee of the Board of Directors consisted of David M. Blumberg, Bradley P. Cost, and Jerald S. Politzer during the fiscal year ended October 31, 1998. Each of the current members of the Compensation Committee is an independent director of the Company.

Section 16(a) Reporting Requirements
------------------------------------

          Under Section 16(a) of the Securities Exchange Act of 1934, directors and executive officers of the Company, and persons who own more than ten percent of the Company's Common Stock, are required to file reports concerning their beneficial ownership of securities of the Company with the Securities and Exchange Commission (the "Commission"). Directors, executive officers and greater than ten percent stockholders are required by regulations of the Commission to furnish the Company with copies of all Section 16(a) reports they file.

          The Company believes that for the period ending October 31, 1998, its directors, executive officers and greater than ten percent stockholders complied with all Section 16(a) filing requirements.

Certain Relationships and Related Transactions
----------------------------------------------

          The Company made loans, as of November 5, 1993, in the principal amount of $920,000 to each of Messrs. S. Greenberg, Sperling and J. Greenberg, and $120,000 to Mr. H

Greenberg. Each loan is evidenced by a limited recourse promissory note with interest accruing at the rate of 5.84% per annum and a maturity date of November 5, 2003. Recourse on the promissory notes is limited to a pledge to the Company of each Management Investor's Common Stock. Each of the promissory notes provides that in the event of any sale or other transfer of shares of Common Stock by any of the Management Investors, such person is required to repay his note in an amount equal to the principal amount owing under the note on March 27, 1995 multiplied by a fraction, the numerator of which is the number of shares of Common Stock which are being sold or transferred, and the denominator of which is the number of shares owned by such Management Investor on March 27, 1995. At January 31, 1999, the outstanding principal amounts of the promissory notes of Messrs. S. Greenberg, Sperling, J. Greenberg and H. Greenberg totalled $887,700, $795,791, $701,594 and $22,811, respectively, and were secured by pledge of an aggregate of 250,000, 250,000, 250,000 and 18,755 shares of Common Stock, respectively.

          On September 30, 1997, Miss Erika, a wholly-owned subsidiary of the Company, completed the acquisition of substantially all the assets and the assumption of substantially all the liabilities of the former Miss Erika, Inc., including accrued bonuses payable to officers and employees of the selling corporation. In January 1998, the Company paid $433,000 to Mr. Bregman in satisfaction of his accrued bonus assumed pursuant to the acquisition. The purchase price in the acquisition consisted of $24.0 million in cash paid at the closing, the assumption of $2.5 million of indebtedness for borrowed money and certain other contractual obligations. In addition, the Company has agreed to pay the selling corporation or its assigns, which may include Mr. Bregman, an additional contingent payment in cash and/or Company Common Stock in the event that certain earnings targets are achieved by Miss Erika for the two fiscal years ending November 6, 1999. The aggregate contingent payment, if any, payable by the Company is equal to the amount by which four times the average of Miss Erika's earnings before income taxes, depreciation and amortization, as defined in the Miss Erika purchase agreement ("Miss Erika EBITDA"), for the two fiscal years ending November 6, 1999, exceeds $24.0 million. Miss Erika achieved Miss Erika EBITDA during fiscal 1998 which, if sustained in fiscal 1999, will result in the payment of significant additional consideration, however, the Company cannot predict the amount of additional consideration that may be payable.

Performance Graph
-----------------

          The following performance graph compares the cumulative total stockholder return on the Common Stock to the NASDAQ Stock Market-US Index and to the S&P Textiles (Apparel) Index (referred to in the Company's Proxy Statement for fiscal 1995 as the S&P Textile Index and for fiscal 1994 as the S&P Textile and Apparel Index) since March 1, 1994, the date the Common Stock began to be publicly traded. The graph assumes that $100 was invested in the Common Stock and each Index on March 1, 1994 and that all dividends were reinvested.

                                 [LINE GRAPH]

*$100 INVESTED ON 3/1/94 IN STOCK OR ON 2/28/94 IN INDEX - INCLUDING
 REINVESTMENT OF DIVIDENDS.
 FISCAL YEAR ENDING DECEMBER 31.

                                                      CUMULATIVE TOTAL RETURN
-----------------------------------------------------------------------------------------------------------------------------
                MCNAUGHTON APPAREL GROUP INC.           NASDAQ STOCK MARKET (U.S.)      S & P TEXTILES (APPAREL)
3/1/94                          100                             100                             100
  4/94                          124                              93                             100
  7/94                          129                              91                              99
 10/94                          116                              99                             103
  1/95                          101                              96                              93
  4/95                          110                             108                              98
  7/95                          114                             128                             101
 10/95                          125                             133                              95
  1/96                           46                             136                             105
  4/96                           62                             154                             119
  7/96                           43                             140                             119
 10/96                           50                             157                             119
  1/97                           38                             178                             125
  4/97                           35                             162                             127
  7/97                           34                             206                             135
 10/97                           39                             207                             136
  1/98                           36                             211                             122
  4/98                           40                             243                             155
  7/98                           45                             243                             137
  10/98                          21                             232                             106

Report of the Compensation Committee
------------------------------------

          The Compensation Committee of the Board of Directors determines the compensation arrangements for executive officers of the Company. The Company's compensation program for its executives aims to attract and retain individuals of superior ability and managerial talent, reward individual initiative and performance and link pay with the interests of the Company's stockholders by providing executives with incentives which reward achievement that contributes to the growth and profitability of the Company.

          Salaries.  Salaries of the Company's executive officers are intended
          ---------
to be generally consistent with executives at comparable apparel companies. In determining salaries, the Compensation Committee has considered a report prepared by a nationally recognized consulting firm and has analyzed prevailing compensation levels among the Company's competitors. Factors considered in determining salaries are individual performance, experience, level of responsibility and contributions to the success of the Company. The base salaries for Sanford Greenberg and each of the executive officers are determined pursuant to the terms of their Employment Agreements, which were based on the foregoing considerations.

          Bonuses.  Bonuses for Mr. S. Greenberg and each of the Company's other
          --------
executive officers are based upon the Company's performance and achievement by executives of individual objectives, as evaluated by the Compensation Committee. No such bonuses were paid to Mr. S. Greenberg or any other executive officer of the Company during the fiscal year ended October 31, 1998. See "Employment Agreements" above.

          Stock Options.  The Company periodically grants stock options to its
          --------------
executive officers and other key employees which are intended to provide the Company's executives and other key employees with a significant incentive to work to maximize stockholder value. The number of options granted are based upon the executive's level of responsibility, Company performance and individual performance. Generally, options are granted with an exercise price of 100% of the fair market value of the Common Stock on the date of grant and have a ten year term. The Compensation Committee believes that by providing its executives and key employees who have substantial responsibility for the management and growth of the Company with an opportunity to profit from increases in the value of the Common Stock, the interests of the Company's stockholders and executives will be most closely aligned.

          On April 15, 1998, the Company granted 5,000 non-qualified stock options to each of Messrs. Blumberg, Cost, and Politzer pursuant to the Company's Stock Option Plan for Non-Employee Directors. The options have an exercise price of $5.375 per share and are exercisable as to 50% of the shares covered thereby on April 15, 1999 and exercisable as to 100% of the shares covered thereby beginning April 15, 2000.

          During the fiscal year ended October 31, 1998, the Company granted to certain executives of Jeri-Jo pursuant to their Employment Agreements ten year options to purchase an aggregate of 546,429 shares of Common Stock at an exercise price equal to $6.375 per share. These options are currently exercisable with respect to 100,000 of such options and will become exercisable upon the earlier of (i) the date which is nine years and six months from the date of grant and (ii) (A) with respect to 350,000 of such options, the date of delivery of a statement of operations of Jeri-Jo for the twelve-month period ending June 30, 1999, which statement of operations indicates that Jeri-Jo has achieved an EBITDA (as defined in the Employment Agreements) of at least $11.0 million for such twelve-month period and (B) with respect to 96,429 of such options, the date of delivery of a statement of operations of Jeri-Jo for the twelve-month period ending June 30, 1999, which statement of operations indicates that Jeri-Jo has achieved an EBITDA (as defined in the Employment Agreements) of at least $15.0 million for such twelve-month period. See "Employment Agreements" above.

          On October 30, 1998 pursuant to the ME Acquisition Corp. Bonus Plan For Senior Executives, the Company granted an aggregate of 392,000 currently exerciseable, non-qualified stock options to certain senior executives of Miss Erika. The options have an exercise price of $3.625 per share. See "Employment Agreements" above.

          Other Compensation.  The Company has entered into a split-dollar
          -------------------
insurance arrangement with Mr. S. Greenberg, pursuant to which the Company will pay the premium costs of a life insurance policy that pays death benefits of $1,915,000 upon the death of Mr. S. Greenberg. Upon surrender of the policy or payment of the death benefit thereunder, the Company is entitled to repayment of an amount equal to the aggregate premiums paid by the Company, with all remaining policy benefits to be paid to Mr. S. Greenberg's beneficiaries.

          Compliance with Internal Revenue Code Section 162(m).  Section 162(m)
          -----------------------------------------------------
of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to publicly held companies for compensation exceeding $1,000,000 paid to each of the Company's Chief Executive Officer and four other most highly compensated executive officers. Certain performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company does not expect this deduction limitation to have a material effect on its operations or financial condition.

                              THE COMPENSATION COMMITTEE OF THE
                              BOARD OF DIRECTORS

                              David M. Blumberg
                              Bradley P. Cost
                              Jerald S. Politzer

                         II.  RATIFICATION OF SELECTION
                           OF INDEPENDENT ACCOUNTANTS

          The Board of Directors of the Company has selected Ernst & Young LLP to serve as independent auditors for the Company for the fiscal year ending November 6, 1999. The Board of Directors considers Ernst & Young LLP to be eminently qualified.

          Although it is not required to do so, the Board of Directors is submitting its selection of Ernst & Young LLP for ratification at the Meeting, in order to ascertain the views of stockholders regarding such selection. If the selection is not ratified, the Board of Directors will reconsider its selection.

          A representative of Ernst & Young LLP will be present at the Meeting, with the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

          The Board of Directors recommends that stockholders vote FOR ratification of the selection of Ernst & Young LLP to serve as independent auditors for the Company for the fiscal year ending November 6, 1999.

                              III.  OTHER MATTERS

          The Board of Directors of the Company does not know of any other matters which may be brought before the Meeting. However, if any such other matters are properly presented for action, it is the intention of the persons named in the accompanying form of Proxy to vote the shares represented thereby in accordance with their judgement on such matters.

Miscellaneous
-------------

          If the accompanying form of Proxy is executed and returned, the shares of Common Stock represented thereby will be voted in accordance with the terms of the Proxy, unless the Proxy is revoked. If no directions are indicated in such Proxy, the shares represented thereby will be voted FOR the nominees proposed herein in the election of directors and FOR ratification of the Board of Directors' selection of independent accountants for the Company. Any Proxy may be revoked at any time before it is exercised. The casting of a ballot at the Meeting by a stockholder who may therefore have given a Proxy or the subsequent delivery of a Proxy will have the effect of revoking the initial Proxy.

          All costs relating to the solicitation of Proxies will be borne by the Company. Proxies may be solicited by officers, directors and employees of the Company and its subsidiaries personally, by mail or by telephone, telecopier or telegraph, and the Company may pay brokers and other persons holding shares of stock in their names or those of their nominees for their reasonable expenses in sending soliciting material to their principals.

          It is important that Proxies be returned promptly. Stockholders who do not expect to attend the Meeting in person are urged to mark, sign and date the accompanying form of Proxy and mail it in the enclosed envelope, which requires no postage if mailed in the United States, so that their votes can be recorded.

Stockholder Proposals
---------------------

          Stockholder proposals intended to be presented at the Annual Meeting of Stockholders of the Company for the fiscal year ending November 6, 1999 must be received by the Company by November 8, 1999 in order to be considered for inclusion in the Company's Proxy Statement relating to such Meeting. In the event that a stockholder fails to notify the Company by January 24, 2000 of an intent to be present at the Annual Meeting of Stockholders of the Company for the fiscal year ending November 6, 1999 in order to present a proposal for a vote, the Company will have the right to exercise its discretionary authority to vote against the proposal, if presented, without including any information about the proposal in its proxy materials.

                                         Amanda J. Bokman,
                                         Secretary

New York, New York
February 22, 1999

Proxy Card - Side #1:

                         MCNAUGHTON APPAREL GROUP INC.
             PROXY - Annual Meeting of Stockholders  March 15, 1999

     The undersigned, a stockholder of MCNAUGHTON APPAREL GROUP INC., does hereby appoint Sanford Greenberg and Peter Boneparth, or either of them, with full power of substitution, the undersigned's proxies, to appear and vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the McNaughton Apparel Group Inc. Showroom at 1407 Broadway, 26th Floor, New York, New York on Monday, March 15, 1999 at 9:00 a.m., local time, or at any adjournment thereof, upon such matters as may properly come before the Meeting.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby instructs said proxies or their substitutes to vote as specified below on each of the following matters and in accordance with their best judgment on any other matters which may properly come before the Meeting.

1. Election of Directors        [_] FOR all the nominees listed (except as
                                    marked to the contrary below).

                                [_] WITHHOLD AUTHORITY to vote for the
                                    nominees listed below.

Sanford Greenberg, Peter Boneparth, Amanda J. Bokman, Stuart Bregman, Bradley P. Cost, Ben Mayo and Robert C. Siegel

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)


--------------------------------------------------------------------------------
2. Ratification of appointment of Ernst & Young LLP as independent auditors for the fiscal year ending November 6, 1999.

     FOR [_]                    AGAINST [_]                     ABSTAIN [_]

The Board of Directors favors a vote "FOR" each item.

Proxy Card - Side #2:

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED AS TO ANY OF THE ITEMS, THEY WILL BE VOTED IN FAVOR OF THE ITEM(S) FOR WHICH NO DIRECTION IS INDICATED.

                    IMPORTANT: Before returning this proxy, please sign your name or names on the line(s) below exactly as shown thereon. Executors, shareholders, trustees, guardians or corporate officers should indicate their full titles when signing. Where shares are registered in the name of joint tenants or trustees, such joint tenants or trustees should sign.

                    Dated: ______________________________________________, 1999

                    ___________________________________________________________
                    Name

                    _____________________________________________________(L.S.)

                    _____________________________________________________(L.S.)
                    Stockholder(s) Sign Here

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.